UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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GLOBAL INDUSTRIES, LTD.
(Name of Registrant as Specified in its Charter)
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GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
B.K. Chin
Chairman of the Board and
Chief Executive Officer
April 9, 2008
Dear Fellow Shareholder:
     You are cordially invited to attend the Company’s 2008 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 14, 2008, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, commencing at 10:00 a.m., local time.
     At this year’s meeting, you will be asked to vote in favor of the election of ten directors and the ratification of the appointment of Deloitte & Touche LLP as our auditors. These proposals are more fully explained in the accompanying Proxy Statement.
     Your vote is important to us. We encourage you to sign and return your proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend.
     Thank you for your participation.
Sincerely,
B.K. Chin

GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2008
Dear Shareholder:
     You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Global Industries, Ltd. on Wednesday, May 14, 2008. The meeting will be held at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, at 10:00 a.m., local time.
     As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:
1.	To elect ten directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
     The Board of Directors has fixed the close of business on March 31, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the 2008 Annual Meeting or any postponement or adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.
By Order of the Board of Directors
Russell J. Robicheaux
Chief Administrative Officer,
General Counsel and Secretary
Carlyss, Louisiana
April 9, 2008
     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

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GLOBAL INDUSTRIES, LTD.
8000 Global Drive
Carlyss, Louisiana 70665
PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
To be held on May 14, 2008
     This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Global Industries, Ltd. a Louisiana corporation, in connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the 2008 Annual Meeting of Shareholders of the Company to be held on Wednesday, May 14, 2008, at 10:00 a.m., local time, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, and any postponement or adjournment thereof. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders on or about April 9, 2008.
     The execution and return of the enclosed proxy card will not affect a shareholder’s right to attend the Annual Meeting. Furthermore, a shareholder may revoke his or her proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or (b) by appearing and voting in person at the Annual Meeting. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted:
(i)	FOR the election of the ten nominees to the Board of Directors of the Company listed below, and

(ii)	FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company, and

(iii)	in the discretion of the proxies on any other matter that properly comes before the shareholders at the Annual Meeting.
     The record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 31, 2008. The Company’s common stock is the only class of voting securities outstanding. As of March 31, 2008, the Company had 115,310,547 shares of common stock outstanding. The holders of common stock are entitled to one vote per share. Pursuant to the Company’s bylaws, the presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 14, 2008:
     The 2007 Annual Report to Security Holders, Proxy Statement for 2008 Annual Meeting of Shareholders, and Notice of 2008 Annual Meeting of Shareholders are available at www.globalind.com/investors/annualf.html.

ELECTION OF DIRECTORS
(Proposal 1)
     Ten directors will be elected by the shareholders at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. A plurality of the votes cast in person or by proxy by the holders of common stock is required to elect each director. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are actively “withheld” or simply not cast are disregarded in the tally. Accordingly, under Louisiana law, the Company’s Amended and Restated Articles of Incorporation and bylaws, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the nominees listed below. Each director nominee is currently serving as a director, was recommended by the Nominating and Governance Committee of the Board of Directors, and was nominated by the Board of Directors. During 2007, the Company paid fees to a third party to assist in the process of identifying or evaluating director candidates. Although the Company has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TEN DIRECTOR NOMINEES NAMED BELOW.

B.K. Chin	Director since 2006
Age 57
     Mr. Chin joined the Company in October 2006 as Chief Executive Officer and Director. In May 2007, he was elected Chairman of the Board of the Company. Prior to joining the Company, Mr. Chin served in various capacities with Brown & Root from 1974 until 2001, including service as Senior Vice President in charge of worldwide energy services from 1998 to 2001. From June 2001 until September 2006, Mr. Chin managed the U.S. business entities of Air Liquide. Mr. Chin has over 25 years of experience managing engineering and marine construction projects in the energy services industry. He is an advisory board member of the American Society of Mechanical Engineers and is a member of the Board of Trustees of the Manufacturers Alliance/MAPI, Inc. Mr. Chin received a BS degree in Mechanical Engineering from the University of Singapore.

John A. Clerico	Director since 2006
Age 66
     Mr. Clerico is a registered investment advisor and is the Chairman of Chartmark Investments, Inc., a company he founded in 2001. From 1992 until his retirement in 2000, Mr. Clerico served as Executive Vice President and Chief Financial Officer of Praxair, Inc., where he also had responsibility for business operations in Europe and South America. From 1984 to 1992, Mr. Clerico served as Treasurer and Chief Financial Officer of Union Carbide Corporation. Mr. Clerico serves on the Board of Directors of Community Health Systems, Inc. and the Educational Development Corporation. Mr. Clerico received a BS degree in Finance from Oklahoma State University.

Lawrence R. Dickerson	Director since 2007
Age 55
     Mr. Dickerson is the President, Chief Operating Officer, and a Director of Diamond Offshore Drilling, Inc. Mr. Dickerson joined Diamond Offshore Drilling in 1979 and has held his current titles with that company since 1998. Mr. Dickerson is also Chairman of the National Ocean Industries Association and a director of the International Association of Drilling Contractors. Mr. Dickerson holds a BBA degree from the University of Texas and is a certified public accountant.

Edward P. Djerejian	Director since 1996
Age 69
     Mr. Djerejian is the Director of the James A. Baker III Institute for Public Policy at Rice University, a position he has held since August 1994. A former United States Ambassador, he served as U.S. Ambassador to Israel in 1994. During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic and as Assistant Secretary of State for Near Eastern Affairs under Presidents George H. W. Bush and William J. Clinton. He received the Department of State’s Distinguished Service Award in 1993 and the President’s Distinguished Service Award in 1994. Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation and Baker Hughes, Inc.

Larry E. Farmer	Director since 2006
Age 68
     Mr. Farmer retired from the Halliburton Company on December 31, 2001 after a twenty-five year career with that company and its subsidiaries. In 2000 and 2001, Mr. Farmer was Chief Executive Officer of the British subsidiary Halliburton Brown & Root Limited. From 1990 to 2000, Mr. Farmer was President of Brown & Root Energy Services, the offshore platform, pipeline, and subsea engineering and construction unit of the Halliburton Company. Mr. Farmer is a registered professional engineer and holds the following university degrees: BS in Civil Engineering from the University of Missouri-Rolla (formerly the Missouri School of Mines), MS in Civil Engineering and PhD in Civil Engineering from the University of Texas.

Edgar G. Hotard	Director since 1999
Age 64
     Mr. Hotard is an independent consultant/investor, having retired as President and Chief Operating Officer of Praxair, Inc. in January 1999, where he was first elected President and Director in 1992. Prior to 1992, Mr. Hotard was a Vice President with Union Carbide Corporation. Mr. Hotard serves on the US-China Business Council. He is Chairman of the Monitor Group (China) and a venture partner with Arch Venture Partners. In December 2000, he received the Great Wall Award from the municipality of Beijing, China. Mr. Hotard is a director of Albany International Corporation. Mr. Hotard received a BS degree in Mechanical Engineering from Northwestern University.

Richard A. Pattarozzi	Director since 2000
Age 64
     Mr. Pattarozzi retired as Vice President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Superior Energy Services, Inc., FMC Technologies, Inc., and Tidewater, Inc. He is also the non-executive Chairman of the Board of Directors of Stone Energy, Inc. He received a BS degree in Civil Engineering from the University of Illinois.

James L. Payne	Director since 2000
Age 71
     Mr. Payne is Chairman of the Board of Directors and Chief Executive Officer of Shona Energy Co., LLC, a position he has held since March 2005. From October 2001 until its merger with Plains Production in May 2004, Mr. Payne served as Chairman, President and Chief Executive Officer of Nuevo Energy Company. Mr. Payne retired as Vice Chairman of Devon Energy, Inc. in January 2001. Prior to its merger with Devon Energy, Mr. Payne was Chief Executive Officer and Chairman of Santa Fe Snyder, Inc. Mr. Payne serves on the Board of Directors of Nabors Industries, Ltd., and BJ Services Company. Mr. Payne is a graduate of the Colorado School of Mines and received an MBA from Golden State University.

Michael J. Pollock	Director since 1992
Age 61
     Mr. Pollock currently serves as Chief Executive Officer and a Director of CoStreet Communications. Mr. Pollock retired from Global in February 1998 as Vice President, Chief Financial Officer, and Treasurer. From September 1990 to December 1992, Mr. Pollock was Treasurer and Chief Financial Officer of the Company, and was Vice President and Chief Administrative Officer of the Company from December 1992 to April 1996. He received a BS degree from the University of Louisiana-Lafayette. Mr. Pollock is a retired certified public accountant and a certified internal auditor.

Cindy B. Taylor	Director since 2006
Age 46
     Ms. Taylor has served in various executive capacities with Oil States International, Inc. since May 2000, and has been the President, Chief Executive Officer, and a Director of that company since May 2007. Prior to joining Oil States International, Inc., Ms. Taylor held executive positions with a public drilling company and various management positions in public accounting. Ms. Taylor is a director of Tidewater, Inc. Ms. Taylor received a BBA degree in Accounting from Texas A&M University and is a certified public accountant.
CORPORATE GOVERNANCE
Director Independence
     The Nominating and Governance Committee annually reviews and makes a presentation to the Board of Directors for their determination of the independence of each director. In conjunction with this process, all directors responded to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest or arrangements between the Company, the directors or parties related to the directors. The Board of Directors has determined that the following directors are independent pursuant to the NASDAQ listing standards:

John A. Clerico	Richard A. Pattarozzi
Lawrence R. Dickerson	James L. Payne
Edward P. Djerejian	Michael J. Pollock
Larry E. Farmer	Cindy B. Taylor
Edgar G. Hotard
Board of Directors and Its Committees
     The Company’s Board of Directors held seven meetings during 2007. Each director attended more than 75% of the combined number of meetings of the Board of Directors and of the committees on which he or she served that were held while he or she was a director. It is the Company’s policy for directors to attend the annual meeting of shareholders; all members of the Company’s Board of Directors attended our 2007 Annual Meeting. The Company anticipates that all director nominees will attend the 2008 Annual Meeting.
     The Board of Directors has five standing committees: Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and the Technical, Health, Safety, and Environment Committee. The Board of Directors has adopted a written charter for each of these committees, which sets forth the committee’s purpose, responsibilities, and authority. Furthermore, the Board of Directors has adopted the Company’s Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Senior Financial Officers, Code of Ethics for Non-Employee Directors, and complaint procedures for financial, accounting, and audit matters called My Safe Workplace. The committee charters, guidelines, codes, and procedures are available on the Company’s website at www.globalind.com. You may also contact the Company’s Investor Relations Department at (281) 529-7979 for paper copies free of charge. Changes to or material waivers of the Company’s Code of Ethics for Senior Financial Officers and Non-Employee Directors will be immediately disclosed via the Company’s website at www.globalind.com.
     The following table lists the current members of each of the Committees of the Board of Directors and the number of meetings held by each committee during 2007. Mr. Chin does not serve on any of the Board’s committees. Mr. Hotard currently serves as the Board’s Lead Director.

Technical,
				Nominating	Health, Safety,
				and	and
	Audit	Compensation	Finance	Governance	Environment

John A. Clerico	X	X	Chair
Lawrence R. Dickerson	X	X
Edward P. Djerejian				Chair
Larry E. Farmer	X				X
Edgar G. Hotard				X	X
Richard A. Pattarozzi		X			Chair
James L. Payne		Chair	X
Michael J. Pollock	X		X	X
Cindy B. Taylor	Chair		X

Number of Meetings	7	8	5	6	4

Audit Committee
     Each member of the Audit Committee is “independent” as defined by the NASDAQ listing standards and the requirements of the Securities and Exchange Commission (“SEC”). Ms. Taylor has been designated the “audit committee financial expert” as prescribed by the SEC. The Audit Committee:

•	oversees the integrity of the financial statements and monitors the financial reporting process;

•	annually reviews and recommends to the Board of Directors the independent auditing firm to be engaged to audit the accounts of the Company and its consolidated subsidiaries;

•	reviews with such firm the audit plan and results of the audit engagement; and

•	reviews the scope and results of the Company’s procedures for internal auditing and makes inquiries as to the adequacy of internal controls.
Compensation Committee
     The Compensation Committee:
•	approves the compensation arrangements for senior management and significant issues that relate to changes in benefit plans as further described in the Compensation Discussion and Analysis, or CD&A; and

•	reviews the CD&A for inclusion in the Company’s proxy statement.
Finance Committee
     The Finance Committee:
•	assists the Board of Directors in its oversight of the Company’s financial affairs and policies and makes recommendations to the Board of Directors regarding the financial policies of the Company;

•	reviews the Company’s capital requirements and structure;

•	reviews the Company’s long range financial strategic planning; and

•	performs other functions related to oversight of the Company’s financial affairs.
Nominating and Governance Committee
     The Nominating and Governance Committee:
•	recruits and recommends candidates for election to the Board of Directors;

•	develops and recommends corporate governance guidelines to the Board of Directors and assists the Board of Directors in implementing such guidelines;

•	reviews succession plans; and

•	leads the Board of Directors in its annual review of the performance of the Board and its committees.
     Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, each nominee is expected to have the following personal characteristics described in the Company’s Corporate Governance Guidelines: creativity, financial literacy, high performance standards, informed judgment, integrity and accountability, mature confidence, and a passion about the performance of the Company. Moreover, in making its evaluation the Nominating and Governance Committee may consider, among other factors, whether prospective nominees have relevant business and financial experience or have industry or specialized expertise.

     It is the policy of the Nominating and Governance Committee to consider director candidate suggestions made by shareholders in the same manner as other candidates. For the procedures that must be followed in order for the committee to consider recommendations from shareholders, please read “Shareholder Proposals and Director Nominations” included in the Proxy Statement.
Technical, Health, Safety, and Environment Committee
     The Technical, Health, Safety, and Environment Committee:
•	oversees the Company’s technical, health, safety, and environmental practices;

•	reviews the status of the Company’s safety program to ensure that the program provides for a safe and healthful work environment; and

•	reviews the status of systems and programs that seek to assure compliance with environmental laws and regulations.
Shareholder Communication with the Board of Directors
     Shareholders may contact the Board of Directors or individual directors by mail addressed to the Secretary of the Company at the Company’s principal executive offices at 8000 Global Drive, Carlyss, Louisiana 70665. Shareholders should clearly indicate on the envelope the intended recipient and that the communication is a “Shareholder Communication.” All such communications will be forwarded unreviewed and unfiltered to the appropriate directors by the Secretary of the Company.
Board of Directors’ Fees
     Pursuant to the Non-Employee Directors’ Compensation Policy, all non-employee directors are entitled to receive:
•	a cash retainer of $50,000 for each election cycle;

•	10,000 shares of restricted stock granted on the date of their election with forfeiture restrictions lapsing on the earlier of the date of the next annual meeting of shareholders or June 1, of the following year. The forfeiture restrictions on restricted shares granted on the director’s election date in 2007 lapse on May 14, 2008; and

•	a $7,500 stipend ($15,000 in the case of the Audit Committee Chairman) for the chairman of each board committee and the lead director.
     No meeting fees are paid, but reimbursement for ordinary and necessary expenses incurred in attending Board or committee meetings is paid.
     The Company’s Non-Employee Director Stock Ownership Policy requires each director to own shares of common stock of the Company (including shares of restricted stock) valued at five times the annual cash retainer paid to non-employee directors. Directors are permitted to dispose of any shares they own (other than restricted stock on which the forfeiture restrictions have not lapsed) that exceed the ownership requirement. Our current directors have three years from the date of adoption of this policy, on May 16, 2006, (or three years from the date of first election for new directors) to attain the required level of stock ownership.

DIRECTOR COMPENSATION TABLE
     The table below sets forth the compensation earned by our directors for the year ended December 31, 2007.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

John A. Clerico	57,500	205,292	—	262,792
Lawrence R. Dickerson(2)	58,333	160,891	—	219,224
Edward P. Djerejian	57,500	205,292	—	262,792
William J. Doré(3)	—	—	4,212,956	4,212,956
Larry E. Farmer	50,000	205,292	—	255,292
Edgar G. Hotard	57,500	205,292	—	262,792
Richard A. Pattarozzi	57,500	205,292	—	262,792
James L. Payne	57,500	205,292	—	262,792
Michael J. Pollock	50,000	205,292	—	255,292
Cindy B. Taylor	65,000	205,292	—	270,292

(1)	The amounts shown reflect the annual grants of 10,000 restricted shares for each director pursuant to the Non-Employee Directors Compensation Policy. These awards were issued under the guidance of SFAS 123R and were pro-rated to reflect the period of time over which they were earned. Also, Mr. Dickerson received stock awards, for the portion of 2007 in which he served as a member, as further described in footnote 2 below. For more information regarding our stock-based compensation expense, refer to Note 9 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K. Each non-employee director had 10,000 restricted shares outstanding as of December 31, 2007.

(2)	Mr. Dickerson joined the Board of Directors in March 2007 and received a pro-rated cash retainer for time served during the 2007 election cycle, which ended on May 16, 2007 (the date of the 2007 annual meeting of shareholders). He received a full cash retainer for the current election cycle, ending May 14, 2008 (the 2008 Annual Meeting). Mr. Dickerson received a pro-rated Stock Awards of 1,535 shares of our common stock for the portion of the 2007 election cycle during which he served as a member. These awards were issued in accordance with SFAS 123R.

(3)	Mr. Doré retired from the position he held as the Executive Chairman of the Board of Directors of the Company on May 16, 2007. Pursuant to his retirement and consultant agreement, previously disclosed in Form 8-K dated September 22, 2006, Mr. Dore’s compensation includes (i) $2,950,969 for stock awards and $495,884 for option awards reflecting accelerated vesting, as recorded by the Company pursuant to SFAS No. 123R; (ii) $425,000 for consulting fees and office allowance; (iii) $279,327 for salary and vacation; (iv) perquisites of $37,397 for personal use of the corporate airplane, $5,473 for club membership dues, $5,000 for auto allowance, $3,569 for Exec-U-Care medical insurance, and $2,858 for group term life insurance; and (v) other compensation of $6,563 for 401(k) company match, $416 for 401(k) allocation of forfeitures, and $500 for energy allowance. As of December 31, 2007, Mr. Doré had 320,000 of stock awards outstanding and 964,600 shares of option awards exercisable and outstanding.

COMPENSATION DISCUSSION AND ANALYSIS
Objectives of the Compensation Program
     As an offshore contractor, our success depends on our ability to obtain and perform contracts for large complicated construction projects for pipelines and related structures for the oil and gas industry that often involve work over several years. In addition, our industry has tended to be cyclical with periods of great demand and higher margins, followed by periods of reduced demand and very significant pricing pressure. Intense competition for major contract awards requires that we actively manage our capital-intensive fleet of vessels, bidding activity, and construction efforts to protect our people, assets, and margins. As a result, it is critical that we are able to attract, motivate, and retain highly talented individuals to manage our business who are committed to and capable of developing our business opportunities. Given the harsh and dangerous environments in which we conduct our activities and the substantial personal and financial losses that can occur from accidents, safety is a very important part of our mission.
Compensation Philosophy
     Our Compensation Committee assists us in defining a compensation philosophy that:
•	supports our Company’s overall strategy to mitigate business cyclicality and provide greater opportunity for sustained growth by providing compensation that includes both fixed and variable components and long and short-term incentives;

•	links total compensation to financial performance and the attainment of strategic objectives that increase shareholder value; and

•	rewards Named Executive Officers (our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers) for achievement of annual and multi-year performance goals.
     The Compensation Committee reviews the compensation philosophy annually with the most recent review occurring in October of 2007.
Compensation Mix
     The compensation program for our executives, including the Named Executive Officers, consists of:
•	base salary;

•	short-term incentive compensation, which is provided through our annual Management Incentive Plan, pursuant to which annual cash compensation is awarded based on Company and individual performance;

•	long-term incentive compensation, which is provided through our Stock Incentive Plans pursuant to which stock options, restricted stock and multi-year performance units are awarded; and

•	executive benefits and perquisites.
     The Compensation Committee (“Committee”) believes that shareholders are best served when the compensation structure for Named Executive Officers provides a balanced focus between creating long-term shareholder value and executing our business strategy effectively in the current year. While long-

term equity compensation is an important component of our overall direct compensation, there is no fixed guideline regarding the mix of pay between base salary, short-term and long-term incentives in order to maintain flexibility in setting pay levels from year to year.
     The objective of our short-term incentive program is to provide competitive annual compensation for executives, including the Named Executive Officers, that focuses them on sustainable short-term performance measures. Our business is cyclical in nature. As a result, our long-term compensation program is structured to reward outstanding performance over the longer term through a mix of:
•	stock options;

•	restricted stock; and

•	multi-year performance units.
     We target a significant portion of compensation for the Named Executive Officers to be at risk (i.e. tied to achievement of performance criteria, subject to time-based vesting, or both). If we perform at target, we expect that our total direct compensation (base salary, short-term and long-term incentives) for the Named Executive Officers and other key employees will approximate the median of our peer group. There is potential for higher compensation for Company and individual performance that exceeds target. The highest earning potential is dependent on the achievement of above target results and increasing the long-term value of Global on a multi-year basis. We measure long-term value through sustained stock price performance compared to our peers and the Philadelphia Exchange Oil Services Index (“OSX”). While a major portion of the compensation to our Named Executive Officers is performance-based, the Committee believes it is also prudent to provide competitive base salaries and benefits in order to attract and retain management talent necessary to achieve long-term strategic objectives.
     Performance measures and targets under incentive compensation programs, both short-term and long-term, are established by the Committee each year after the Board approves the business plan for that year. Performance measures and targets based on the annual business plan are then applied to the Management Incentive Plan that provides annual cash bonuses and performance-based equity awards issued under the stock incentive plan, although the measures and targets for the two plans differ.
     The Committee may from time to time revise the components of executive compensation by (1) adding additional benefits, components or plans or (2) reducing or eliminating benefits, components or plans. We do not currently provide any retirement or deferred compensation plans specifically for executives but in the future may provide such benefits based on market conditions or trends for executive compensation. Any decisions to add or eliminate benefits for executives will be made by the Committee in the same manner and based on the same criteria it determines base salary and incentive compensation.
Benchmarking
     Since 1998, the Committee has benchmarked our compensation programs against a peer group of companies that provide offshore services in the oil and gas industry and that are comparable to us in terms of revenues and market capitalization. The peer group is reviewed and changes are made, if necessary, annually based on the recommendation of our management with input from the Committee’s outside compensation consultant, Towers Perrin. For the Committee’s 2007 review, the peer group consisted of the following companies:
• Cal Dive

• McDermott International

• Oceaneering

• SEACOR Holdings

• Tidewater

• Helix Energy Solutions

• Willbros Group

• Bristow Group

• Horizon Offshore

• GulfMark Offshore

• Gulf Island Fabrication
     Annually, the Committee reviews and compares compensation for Global’s Named Executive Officers to publicly disclosed peer group data for base salary, short-term incentive compensation and long-term incentive compensation. In addition to the public peer group data, the Committee reviews compensation data for persons holding positions similar to the Named Executive Officers to survey compensation data provided by Towers Perrin for oilfield services companies as well as data representative of companies with revenue levels similar to ours across many different industries (general industry data). Because the general industry data is collected from similarly-sized companies, we consider the data to be “size adjusted”. We use a combination of compensation sources because oil field services compensation surveys on their own can have significant changes in participation from year to year, resulting in market data that does not always reflect actual market movement for a given position. By including “size-adjusted” general industry data in our analysis, the Committee is able to review data that is based on a more consistent group of companies from year to year.
     The Committee uses market data to compare compensation for our Named Executive Officers on an aggregate level, including total direct compensation and its principal components, as well as on an individual basis. Market data is used to the extent the data reflects roles that are sufficiently similar to make meaningful comparisons possible. The Committee uses peer group data, and to a lesser extent, data from general industry, primarily to ensure our executive compensation programs are competitive (meaning generally within the broad middle range of comparable programs and compensation at target levels of performance) and to evaluate individual compensation levels.
     Data from industries outside of the oilfield services industry was also used to help identify emerging trends in compensation. Our objective is to structure total direct compensation at the target level to be around the median (plus or minus 10%) of the market range of our peer group. In order to engage necessary talent in critical functions, however, we may determine that it is in our best interest to provide compensation packages that exceed this general philosophy or to certain individuals to address job changes, investment in individuals deemed critical to succession or other future planning and retention of critical talent to provide compensation outside the normal cycles. The Committee benchmarks compensation programs at least annually.
Assessment of Company and Individual Performance
     The Committee uses corporate performance measures in two ways. First, in establishing total direct compensation ranges, the Committee considers various measures of corporate and industry performance, including revenues, earnings per share, return on capital, and total shareholder return. The Committee makes a subjective determination after considering such measures collectively in establishing the target range of total direct compensation it seeks to attain for executives. Second, as described in more detail below, the Committee has established specific Company performance measures that determine the size of payouts under our performance-based short-term and long-term compensation. Concurrent with the release of the Company’s annual audited financial statements, the Committee reviews the Company’s performance relative to the established performance measures for both short-term and long-term awards to assess and approve the portion of outstanding awards for which payout has been or, in the case of multi-year awards still being evaluated, are likely to be earned.

     Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer and the other Named Executive Officers. With respect to the Chief Executive Officer, the independent directors, under the direction of the lead director, meet with the Chief Executive Officer in executive session annually to agree upon his performance objectives (both individual and Company). After the end of the year, the Committee meets in executive session to conduct a performance review of the Chief Executive Officer based on his or her achievement of the objectives, contributions to our performance, and other leadership accomplishments. This evaluation is used by the Committee in setting the Chief Executive Officer’s compensation.
     For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer with the assistance of our Vice President of Human Resources and also exercises its judgment based on the Board’s interactions with the particular executive officer. As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of objectives by the executive and his or her organization, his or her contribution to Global’s performance and other leadership accomplishments.
Total Compensation Review
     The Committee reviews each executive’s total direct compensation which includes base pay, short-term incentive compensation, and equity incentive awards annually with the guidance of the Committee’s independent compensation consultant. In addition to these primary compensation elements, the Committee reviews perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios. This “tally sheet” review is intended to ensure that the Committee understands and takes into account the total compensation, benefits and perquisites paid to the Named Executive Officers in setting compensation levels. All elements of total compensation and benefits due in a change of control or other severance situation were considered to be generally in line with practice among our peer group.
Compensation Consultants
     The Committee engages the services of Towers Perrin for outside compensation advice and counsel. The Committee has generally requested that its compensation consultant provide information on competitive executive pay practices for our industry and an analysis of our relative compensation market position within our industry.
     Towers Perrin is an independent consulting organization that provides compensation data, market analysis and updates on comparable groups for executive compensation decisions. Under its charter, the Committee has the authority to hire and terminate the services of Towers Perrin at any time. The Committee has the authority to retain, at Company expense, legal, accounting or other advisors as the Committee deems appropriate in performing their duties. The fees and services for the compensation consultant both for service to the Committee and to the Company are reviewed by the Committee annually. Towers Perrin has been contracted from time to time by management on a limited basis for assistance with certain compensation and benefit projects. The services were provided with no understanding of an ongoing relationship. Management does not have an exclusive relationship with any single outside consulting firm for compensation guidance.
Role of Executives in Establishing Executive Compensation
     Our Chief Executive Officer makes recommendations for setting the components of compensation for our other executive officers, including the other Named Executive Officers. The criteria used for determining recommended compensation levels include:
•	individual performance;

•	market data;

•	positioning relative to market; and

•	overall corporate performance as it relates to business strategy.
     In addition, the Chief Executive Officer reviews the performance of the other executive officers for the Committee and makes recommendations regarding the personal performance portion of the annual bonus award under the Management Incentive Plan to be paid to the executive.
     The Vice President of Human Resources regularly attends the Committee’s meetings and provides analysis and commentary regarding the internal and external impact of compensation recommendations as well as market competitiveness.
Components of Executive Direct Compensation
     Total direct compensation of our Named Executive Officers consists of the same primary components provided to other levels of management:
•	base salary;

•	short-term cash incentive compensation paid annually under the Management Incentive Plan (“MIP”); and

•	long-term equity based incentive compensation in the form of stock options, restricted stock and performance unit awards under our Stock Incentive Plan.
     For 2007, approximately 17% to 33% of total direct compensation for the Named Executive Officers was attributable to base salary, approximately 55% to 61% was attributable to performance-based incentive compensation dependent on personal and Company performance, and the remainder of direct compensation was primarily attributable to time-based equity awards (i.e. awards that vest based on continued service). The Committee believes that this allocation appropriately balances the mix of base salary and at risk compensation in a way that furthers the compensation objectives discussed above. In addition, the Committee regularly evaluates the mix of cash and equity compensation and the mix of short-term and long-term compensation to gauge their consistency with our overall compensation philosophy of weighting total direct compensation more heavily towards at-risk pay.
Base Salary
     Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for each Named Executive Officer. The Committee intends to ensure that base salaries for our Named Executive Officers reflect the skill set and the market value of that skill set and experience as well as the personal performance of the executive. The base salary established for each Named Executive Officer also takes into account his or her particular level of responsibility and is generally targeted at or near the 50th percentile for base salaries for executives in similar positions at our peer group companies, or in similar roles in oilfield service companies as well as at general industry companies with similar revenue to ours.
     Base salaries of our Named Executive Officers are reviewed annually, with adjustments made at twelve to sixteen month intervals based on job performance, expansion of duties and responsibilities, and changes in market salary levels. The Committee typically starts its annual base salary review by examining market place compensation changes and trends identified by Towers Perrin as well as their analysis of market-median compensation for the Company’s peer group. The Committee also reviews recommendations of Towers Perrin and our Chief Executive Officer with respect to each Named Executive Officer.
     In 2007, none of the Named Executive Officers received a salary increase. However, effective September 1, 2007, the annual salary of all domestic employees of Global, including each of the Named Executive Officers, was increased by $1,200 because of a decision to eliminate an Energy Allowance Program that paid employees $100 per month.
     In October 2007, the Committee conducted its annual review of executive compensation with the assistance of Towers Perrin. Following this review, the Committee increased the base annual salary of the Chief Executive Officer by 10% effective January 1, 2008. This decision reflected the Committee’s assessment of Mr. Chin’s performance and leadership since joining Global in October 2006, and for the financial results and progress made in 2007 towards the achievement of our strategic goals. In establishing Mr. Chin’s new base salary, the Committee also considered competitive data from peer companies and set the salary at approximately the market median for CEO base salary in accordance with its policy. Based upon a recommendation from the CEO and consideration of peer company salary data, the Committee also approved salary increases of 4% — 10% for each of the other Named Executive Officers effective January 1, 2008. In discussing his recommendations, Mr. Chin reviewed the performance of each of the Named Executive Officers including performance of key responsibilities, effectiveness in implementing the Company’s strategic plan, and contribution to achievement of financial targets. In determining the salary increases, the Committee considered Mr. Chin’s recommendations, its own evaluation of the performance of the Named Executive Officer, as well as competitive survey data, which indicated that actual salary for the Named Executive Officers ranged from 76% to 107% of the market median.
Short-Term Incentive Compensation — Annual Cash Bonus
     We have established a short-term incentive program, the MIP, to motivate and reward Named Executive Officers and other key members of management for their contribution to achievement of annual performance goals related to earnings and shareholder return as well as personal performance. The MIP provides the annual cash incentive element of total direct compensation.
     Under the MIP, target incentive opportunities, expressed as a percentage of base salary, are established for each participant by the Committee early in each year after the annual business plan has been approved by the Board of Directors. In order to achieve the target incentive opportunity for performance-based measures, actual results for the Company during the performance period must at least equal the annual business plan. In the event results exceed the plan, additional incentive compensation will be earned under the MIP. Actual bonus awards under the MIP are determined after the year end by the Committee based on the Company’s financial and stock price performance relative to predetermined performance measures as well as individual performance. In addition, the Committee has the discretionary authority to adjust the payout to any participant by up to 25%, but the total cash paid to any participant may not exceed 400% of his or her target incentive opportunity.
     Target Incentive Opportunities. Target incentive opportunities under the MIP are based on job responsibilities, internal pay parity and peer group data. In setting target opportunities for 2007, the Committee sought to ensure that, at target performance levels, total annual cash compensation was within the broad middle range of the peer group companies and that a substantial portion of total annual cash compensation was tied to Company and individual performance. Target incentive opportunities ranged from 40% to 75% of base salary for Named Executive Officers in 2007. Each participant, including the Named Executive Officers, can earn between 0% and 200% of his target award (which, as stated previously, is expressed as a percent of base salary), depending upon corporate performance on the predetermined goals as well as individual performance. Generally, target performance pays an amount equal to the target incentive, performance that equals or exceeds the maximum performance level under a particular measure pay an amount equal to 200% of the target incentive and performance in between pays amounts determined linearly. Annually, at its February meeting, the Committee establishes target and maximum performance goals under the MIP. The Committee also establishes threshold performance levels for financial measures that must be met or exceeded for any award to be earned under the MIP based on those goals. The Committee has the discretionary authority to adjust any award earned under the MIP by up to 25% based on its assessment of the Company’s performance results and performance of the participant.
     Company Performance Measures. For all participants in the MIP in 2007, including the Named Executive Officers, the Committee established in February of 2007 corporate performance measures under the plan as (1) earnings per share (“EPS”) adjusted for certain items described below and (2) total shareholder return (“TSR”) vs. the companies in the OSX. For 2007 MIP awards, as has been the case in prior years, 75% of the target award is earned based on Company EPS and TSR performance measures and 25% is attributable to individual performance. The individual performance component is determined by the Committee based upon an assessment by the Chief Executive Officer and is intended to take into account achievement of strategic goals, personal and organizational development, safety results and individual contributions. Each of our performance measures comprised threshold, target and maximum performance levels. If the threshold level of any performance measure is not achieved, then no amount is paid under that portion of the award. Set forth below is a description of each of the Company performance measures used for the 2007 MIP awards:

Measurement	Criteria	Weight
EPS	• Established each year based on a review of the business plan’s forecasted results for the upcoming year.	50% of total

• Intended to reward meeting or exceeding EPS targets.

•    The target level of performance is set at a level that the Committee believes is attainable based on the approved annual business plan given past performance, present market conditions and availability of resources. There is the opportunity for a higher payout with performance above target but also a risk of a lower or zero payout for performance below target.

TSR vs. OSX	• Total shareholder return is essentially a measure of stock price appreciation — comparing the change in the value of an investment in our common stock over the year.	25% of total

•    We compare our total shareholder return performance to the group of oilfield services companies that make up the OSX index in order to account for the cyclicality of our business. By using a relative measure, we intend to ensure that payouts under our MIP do not simply reflect the changing fortunes of our industry, but our own performance relative to our industry.

• We use the OSX as our benchmark for TSR performance, and not the “peer group” because:

o the OSX index is a readily available, verifiable index of a broad cross section of oilfield services companies; and

o it is used by investors as a measure of our relative stock price performance.

• We measure TSR by comparing our stock price at the beginning of the year to our stock price on the last day of the year. We then calculate

Measurement	Criteria	Weight
our total return and compare it to a similar measure of TSR for other participants in the OSX index.

• In order for this measure to pay out at the maximum level, we must meet or exceed the 90th percentile of performance in the OSX.

Individual Performance	• Achievement of strategic goals and individual contribution	25% of total
• Personal and organizational development

• Safety results
     For 2007, for participants in the MIP to earn an award at the target level, EPS results were required to equal the approved annual business plan and TSR was required to be at or above the 50th percentile of the companies that make up the OSX index, (i.e. rank in the top half of companies in the index).
     The Committee has the authority to make payouts under the discretionary portion of the MIP even if our performance was not sufficient to earn any payout under the Company performance or individual performance portions of the award. The Committee, however, has not made any discretionary payouts to any of the Named Executive Officers in the last three years when Company performance was not sufficient to earn a payout.
     For 2007, our annual reported diluted EPS of $1.36 exceeded the target level, but was below the maximum goal established by the Committee. Our TSR during 2007 was 64%, which ranked sixth out of 15 companies in the OSX index and placed Global in the 61st percentile. Based on these results, in February 2008, the Committee approved bonus awards of 97% of the target amount for each of the Named Executive Officers. In considering the discretionary component of the 2007 MIP award, which could range from 0-50% of the individual target, the Committee reviewed financial results and corporate and individual performance for the Named Executive Officers. In 2007, this consideration included recommendations from Mr. Chin regarding discretionary bonus awards to the other Named Executive Officers. Following its regular meeting in February 2008, the Compensation Committee convened its executive session to consider and approve the discretionary component of Mr. Chin’s 2007 MIP award. This assessment included consideration of each Named Executive Officer’s individual performance and accomplishment in 2007, as well as financial results for the corporation, his leadership, and progress on implementation of our long-term strategic plan. Based upon its assessment of the individual Named Executive Officers, including Mr. Chin as CEO, the Committee approved discretionary bonus awards ranging from 35% — 47%. Total MIP awards to Named Executive Officers in 2007, including the EPS and TSR performance goals and discretionary components, ranged from 132% — 144% of the target amount.
     For values of 2007 bonus awards see the table on page 26.
Long-Term Incentive Compensation — Equity Awards
     We utilize three forms of long-term equity incentives granted under various equity plans each of which has been approved by our shareholders — stock options, restricted stock awards (both time-based vesting and performance-based vesting) and performance unit awards. These equity incentive awards foster the long-term perspective necessary to create shareholder value and help ensure that our executives are properly focused on creation of such shareholder value by rewarding financial and stock price performance over multi-year periods. Equity incentive awards also are used for recruiting and retention. Equity awards have traditionally been granted broadly and deeply within Global with approximately 215 employees participating as of February 21, 2008.

     In determining the amount and value of grants for Named Executive Officers, the Committee’s overall objective was to set combined grant values of all equity-based awards at levels that were competitive within the median range of long-term incentive grants by peer group companies. The Committee’s practice in recent years has been to make annual grants of equity-based awards. Awards are determined based on consideration of market data, internal equity, succession planning, retention and current shareholdings by the individual. Awards are granted in a combination of stock options, time-based vesting restricted stock, and performance-vesting restricted stock or performance units. The Committee has no fixed guideline for the allocation among these types of equity awards in order to maintain flexibility in compensation decisions from year to year. However, in the last several years the Committee has shifted the mix of equity-based awards to increase the emphasis on performance awards (whether performance vesting restricted stock or performance units) and decrease the emphasis on stock options and time-based vesting restricted stock awards. In 2007, stock options comprised 40% of equity incentive awards to Named Executive Officers, time-based restricted stock was 30% and the performance award portion averaged 30% of the total grant value. In making its determination, the Committee reviewed available peer group data which indicated a competitive trend toward use of mixed equity awards, including a combination of stock options, time—based restricted units and performance-based share awards earned over multi-year cycles.
     For values of 2007 grants, see the Grants of Plan-Based Awards Table, page 26.
     Stock Options and Time-Based Vesting Restricted Stock Awards. Stock options generally align an executive’s incentives with shareholders’ because options have a value only if our stock price increases from the date of grant. Stock options also have an inherent performance component since it is our performance over an extended period that causes the value of our stock and thus the option to increase. Restricted stock awards that have time-based vesting also align the executive’s incentive with shareholders’ since they create direct share ownership with the intended result of increasing the executive’s focus on shareholder value over the vesting period. In addition, time-based vesting restricted stock awards are a useful recruiting and retention tool.
     We have generally granted stock options at prices equal to the market value (as defined in the plan) of the underlying stock on the effective date of grant and generally provide for vesting in equal portions on the first, second and third anniversaries of the date of grant. Time-based vesting restricted stock awards granted generally provide for cliff vesting on the third anniversary of the date of grant. The 2007 stock option and restricted stock awards to the Named Executive Officers are included in the Grants of Plan-Based Equity Awards table elsewhere in this proxy statement.
     For a description of our policies and procedures for the granting of stock options, see “Compensation Policies — Equity Awards” below.
     Performance Awards. Performance awards promote share ownership and alignment with shareholder interests by providing employees, including Named Executive Officers, with shares of Company common stock if certain performance measures are achieved over a multi-year period. These awards tie reward of our Named Executive Officers to the achievement of certain levels of financial and stock price performance. Our performance unit awards are paid in shares of our common stock, based on performance over a three year period (awards made in 2007 have a performance period of January 1, 2007 to December 31, 2009). For the last several years, our approach has been to award new grants of performance unit awards annually resulting in a series of staggered three-year performance cycles. We believe that this three-year rolling cycle approach will maximize the retention and motivation power of these awards and mitigate the cyclicality inherent in our business on actual payouts over time. The goals established for these awards are intended to stress that our Named Executive Officers’ managerial focus should be on having a line of sight between Global’s and their personal business goals. Performance units awarded and the measurement criteria are set annually for a three-year performance period.

Performance Unit awards made in 2007 may be earned based on the following criteria during the three year performance cycle ending December 31, 2009:

Performance Measure	Criteria	Weight
Net Operating Profit After Tax Return on Capital (“NOPAT ROC”)	• Defined as cumulative net operating profit after tax over a three-year period, divided by shareholders’ equity plus long-term debt for the three-year period.	50% of total

• Established based on a review of the business plan, actual costs of capital, and forecasted results for the upcoming three years considering the current business climate.

TSR vs. OSX	• This performance measure is similar to the measure used in our MIP, except that performance must be achieved over a three year period.	50% of total

     We calculate TSR by comparing our stock price on the first day of the performance period (January 1 of year one) to our stock price on the final day of the performance period (December 31 of year three). We then compare our return to shareholders to a similar measure of return to shareholders of the same performance period to other participants in the OSX index.

•    In order to earn a target award, over the three-year cycle, we must rank at the 50th percentile, (i.e. in the top half) versus the other companies in the OSX index, and we must achieve 75th, (i.e. in the top quartile) percentile ranking or better over the performance cycle in order to earn a maximum award.

     The performance criteria for each round of three-year performance awards has been set by the Committee at levels which at target would require sustained performance at expected levels but which would require significantly improved multi-year performance for payouts in excess of target levels. At least annually, the Committee receives an evaluation of the likelihood of achievement of various performance measures under the outstanding performance awards.
     During 2007, there were three cycles of performance share awards outstanding with three year performance cycles commencing on January 1 of 2005, 2006, and 2007, respectively. At its meeting in February 2008, the Committee reviewed the result of the performance cycle running from January 1, 2005 to December 31, 2007. During the performance cycle, NOPAT ROC averaged 15.8% and total share-holder return as compared to its peers (TSR vs. OSX) ranked in the 64th percentile. Under the goals established by the Committee in 2005, results for the 2005 — 2007 cycle achieved 89% of the maximum level. As a result, in February 2008, the Committee approved distribution of 696,277 shares to 17 participants who earned awards based on our performance from 2005 — 2007. Performance share awards to the Named Executive Officers are listed in the Summary Compensation Table. The Committee also reviewed performance for the cycle beginning in January 2006. Based on results in 2006 and 2007, it is likely that awards for 2006 — 2008 cycle will exceed the target level if results in 2008 are in line with management’s expectations. Only one year of performance has been completed for the performance cycle commencing in January 2007. While results in 2007 approximated the target level, it is too early to make any judgment about the likelihood of a payout under the cycle.

Named Executive Officer Benefits and Perquisites
     Named Executive Officers receive the same benefits as all U.S. based employees including medical, dental and vision coverage, disability insurance and basic life insurance as well as some additional supplemental benefits. A portion of the costs of benefits are borne by the employee. Supplemental benefits include supplemental medical, dental, vision and life insurance. These supplemental benefits are provided to ensure the health and well-being of the Named Executive Officers. In addition, we provide perquisites that directly promote our business objectives to executives to assist in their roles and responsibilities and include auto allowances and club memberships, which are available on a limited basis. See the Summary Compensation Table for further information on perquisites provided to the Named Executive Officers.
Post—Employment Compensation; Employment and Severance Agreements
Retirement Plans
     Except for participation in our 401(k) savings plan, which is available to substantially all domestic employees, we do not currently provide any retirement or pension plan for employees or executive officers. The Company’s 401(k) plan allows participants to save for retirement on a tax-advantaged bases and to direct their savings to a variety of investment vehicles. All of the Company’s peers and virtually all general industry companies sponsor similar 401(k) savings plans. By offering such a plan, the Company increases its ability to attract and maintain management and executive talent.
Employment and Severance Agreements
     We have employment agreements in place with Mr. Chin and Mr. Atkinson. Each of those agreements includes severance provisions that would apply to certain types of termination outside of a change-in-control. In addition, each of our other Named Executive Officers is a party to a Change-In-Control Agreement that provides for certain payments upon ceasing to be employed by the Company after a change-in-control. These severance provisions vary by individual agreement and are discussed in more detail in the Separation and Change-In-Control table presented in this proxy statement and the accompanying narrative disclosures.
     Outside of the specific employment agreement or a change-in-control agreement, our Named Executive Officers are not due any benefits upon death or disability that are not generally available to all employees.
     In the case of termination for cause, none of our Named Executive Officers are due any compensation beyond salary that has already been earned through the date of termination.
     In our experience, change-in-control agreements for Named Executive Officers are common among our peer group, and our Board and Committee believe that providing these agreements to our Named Executive Officers would protect shareholders’ interests in the event of a change-in-control by helping to assure management continuity. Please review the Separation and Change-in-Control table presented in this proxy statement and the accompanying narrative disclosures for more information regarding the change-in-control agreements with our Named Executive Officers as well as other plans and arrangements that have trigger mechanisms that relate to a change-in-control. Although there are some differences in benefit levels depending on the executive’s job level and seniority, the basic elements of the severance provisions of the employment agreement and the severance change-in-control agreements that we have entered into with our executives, including the Named Executive Officers, are comparable:

     Double trigger. Unlike “single trigger” plans that pay out immediately upon a change-in-control, our agreements require a “double trigger” — a change-in-control followed by an involuntary loss of employment within two years following the change-in-control. The only exception is performance awards, a portion of which would be paid out upon a change-in-control at the target payout level at the time of the change-in-control. The Committee believes this payment is appropriate because of the difficulties in converting our EPS and TSR targets into an award based on the surviving company’s EPS and TSR.
     Covered terminations. Executives are eligible for payments if, within two years of the change-in-control, their employment is terminated (i) without cause by the surviving company or (ii) for good reason by the employee, each as is defined in the agreement.
     Severance payment. Eligible terminated executives would receive a severance ranging from one to three times base salary plus short-term cash incentive (with the cash incentive established as the higher of the then-current year’s target level or the last short-term incentive amount paid prior to the change-in-control).
     Benefit continuation. Basic employee benefits such as health, life and disability insurance would be continued for up to two years following termination of employment.
     Accelerated vesting of equity awards. Some or all of the unvested equity awards at the time of termination of employment would be immediately vested.
     In the event the payments made to the executive, or the value of other benefits received by the executive, in connection with a change-in-control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups and taxes on the gross-ups itself, would be borne by us under the agreements with Messrs. B.K. Chin, Peter S. Atkinson, James J. Dore, and Russell J. Robicheaux such that each executive is held harmless for the effects of this excise tax.
Stock Ownership Guidelines
     In 2000, the Committee implemented share ownership guidelines for all executives. These ownership guidelines require that they hold a number of shares of Global common stock with a market value equal to a multiple of their base salary. The objective of having a minimum ownership guideline is to align the executive’s focus to the shareholders’ interests. The minimum ownership level varies depending on position and is set at a level that is intended to be a significant value relative to the executive’s compensation level to ensure that the executive’s interest is in alignment with the shareholder. The Chief Executive Officer is required to maintain stock with a value of five times his base salary; the President, Chief Financial Officer and any Chief Administrative or Operating Officer is required to maintain common stock with a value of three times his or her base salary; other executives are required to maintain stock with a value equal to one times his or her base salary. Executives are entitled to include the value of non-vested restricted stock in the calculation. There is a transition period of 5 years during which new executives are allowed time to achieve the proper ownership guideline.
     Each Named Executive Officer was in compliance with the ownership guidelines at the end of 2007. Each Named Executive Officer and all other officers were also in compliance with policies requiring advance approval of all transactions involving the sale or purchase of the Company’s common stock by them or by their immediate family members. This policy also prohibits the Named Executive Officers, other officers, and their immediate family members from engaging in or benefiting from other types of transactions involving the Company’s common stock such as puts, calls, and the sale or purchase of market options.

Compensation Policies
Equity Awards
     We generally grant long-term incentive awards using the last reported sales price on the NASDAQ National Market on the effective date of the grant. We do not time the granting of equity awards to coincide with the release of material non-public information or any other special events but generally grant options to Named Executive Officers only on an annual grant date. Off-cycle grants may be made to executives as they are hired or in connection with promotions. Our equity awards are granted as of the actual date of grant or on a subsequent fixed date, in each case with all required approvals under the plan obtained in advance of or on the actual grant date. All grants to Named Executive Officers require approval of the Committee. Our insider trading policy prohibits the Named Executive Officers from trading in derivative securities of our stock.
Executive Compensation Recovery Policy
     The Committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, we may recover incentive compensation (cash or equity) that was based on achievement of financial results that were substantially the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.
Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code (Section 162(m)), enacted in 1993 imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its executive officers. While the Committee cannot predict with certainty how the compensation of our Named Executive Officers might be affected in the future by the Section 162(m), or applicable tax regulation issued hereunder, the Committee intends to preserve the tax deductibility of substantially all of executive compensation while maintaining the executive compensation program as described herein.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the CD&A be included in these Proxy Materials.
Compensation Committee
James L. Payne, Chairman
John A. Clerico
Lawrence R. Dickerson
Richard A. Pattarozzi

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The table below summarizes compensation earned by each of the Named Executive Officers for the years ended December 31, 2007 and 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

B.K. Chin(5)	2007	650,400	—	1,434,702	904,749	700,000	93,631	3,783,482
Chairman of the Board and Chief Executive Officer	2006	162,500	800,000	165,724	133,025	220,959	3,772	1,485,980

Peter S. Atkinson	2007	390,400	—	666,633	280,656	276,981	27,966	1,642,636
President & Chief Financial Officer	2006	381,250	—	590,744	234,307	345,603	25,782	1,577,686

James J. Doré	2007	315,400	—	300,938	164,594	208,000	22,566	1,011,498
Senior Vice President, Worldwide Diving & Subsea Services	2006	306,250	—	264,717	183,166	262,303	106,323	1,122,759

Russell J. Robicheaux	2007	230,400	—	308,054	208,851	157,704	32,170	937,179
Chief Administrative Officer & General Counsel	2006	221,500	—	222,557	80,588	181,321	30,757	736,723

Byron W. Baker	2007	250,400	—	326,558	189,867	132,107	29,196	928,128
Senior Vice President, Americas & Worldwide Fleet Operations	2006	232,817	—	267,832	151,867	168,839	32,553	853,908

(1)	The Company does not generally pay discretionary cash bonuses to executive officers, except pursuant to its Management Incentive Plan payments, which are shown under the column heading “Non-Equity Incentive Plan Compensation.”

(2)	The amounts shown represent grant date fair value of awards, pursuant to SFAS No. 123R, plus adding back any allowance for forfeitures. These amounts do not necessarily reflect the value which will ultimately be realized by Named Executive Officers due to vesting requirements, changes in market conditions, and other potential differences between the assumptions used for SFAS 123R valuations and actual events. For more information regarding our stock-based compensation, please see Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	The amounts shown represent amounts earned for the year indicated pursuant to the Company’s Management Incentive Plan, which provides for annual cash payments.

(4)	Please see the tables and notes on subsequent pages for an explanation of the amounts shown for All Other Compensation.

(5)	Mr. Chin’s service with the Company began on October 1, 2006. His compensation for 2006 includes signing bonuses of $500,000 upon his employment and $300,000 at year-end, both of which were paid in accordance with his employment agreement.

ALL OTHER COMPENSATION
     The table below sets forth the amount of all other compensation earned by each of the Named Executive Officers for the years ended December 31, 2007 and 2006.

			Allocation
			of			Total of All
			401(k)	Energy		Other
		401(k) Match (1)	Forfeitures (1)	Allowance(2)	Perquisites(3)	Compensation
Name	Year	($)	($)	($)	($)	($)

B.K. Chin	2007	6,750	—	800	86,081	93,631
	2006	—	—	300	3,472	3,772

Peter S. Atkinson	2007	6,750	416	800	20,000	27,966
	2006	6,600	297	1,200	17,685	25,782

James J. Doré	2007	6,750	416	800	14,600	22,566
	2006	6,600	280	1,200	98,243	106,323

Russell J. Robicheaux	2007	6,750	416	800	24,204	32,170
	2006	5,783	259	1,200	23,515	30,757

Byron W. Baker	2007	6,750	416	800	21,230	29,196
	2006	5,820	269	1,200	25,264	32,553

(1)	The amounts shown as 401(k) Match and Allocation of 401(k) Forfeitures represent the benefits received pursuant to the Company’s 401(k) plan, which is available to all domestic employees.

(2)	The amounts shown represent a cash benefit which was available to all employees within the area affected by Hurricane Rita. The Energy Allowance ceased in September 2007.

(3)	Please see the following table and discussion for a description of the amounts shown for Perquisites.

PERQUISITES
     The table below sets forth the amount of perquisites earned by each of the Named Executive Officers for the years ended December 31, 2007 and 2006.

									Total
			Group Term		Overseas				Amount
		Auto	Life	Moving	Living			Club	of
		Allowance(1)	Insurance(2)	Benefits(3)	Allowance(4)	Apartment(5)	Exec-U-Care (6)	Dues(7)	Perquisites
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

B.K. Chin	2007	12,000	2,580	—	—	—	8,030	63,471	86,081
	2006	3,000	430	—	—	—	42	—	3,472

Peter S. Atkinson	2007	9,000	3,564	—	—	—	2,116	5,320	20,000
	2006	9,000	2,322	—	—	—	1,102	5,261	17,685

James J. Doré	2007	9,000	1,242	—	—	—	1,606	2,752	14,600
	2006	4,771	518	84,866	4,699	—	2,906	483	98,243

Russell J. Robicheaux	2007	9,000	1,706	—	—	—	7,235	6,263	24,204
	2006	8,550	1,644	—	—	—	10,905	2,416	23,515

Byron W. Baker	2007	7,200	968	—	—	8,280	1,909	2,873	21,230
	2006	7,200	907	—	—	11,520	3,192	2,445	25,264

(1)	The amount shown represents a monthly cash benefit.

(2)	The amount shown represents the cost of life insurance benefits provided to Named Executive Officers. Although group term life insurance benefits are provided to all employees, Named Executive Officers are entitled to enhanced coverage. The entire cost of life insurance benefits for Named Executive Officers is shown as a perquisite because it was not practicable to calculate incremental value of the enhanced coverage afforded to Named Executive Officers.

(3)	The amount shown for Mr. Doré includes $9,913 for the cost of moving his household effects, $65,954 for the cost of a home sale service, and $8,999 of reimbursements of incidental expenses associated with the purchase of his new home.

(4)	The amount shown represents a cash benefit paid to defray incidental costs associated with living and working in foreign locations.

(5)	The amount shown for Mr. Baker represents the cost of an apartment near our U.S. base of operations which was provided to Mr. Baker.

(6)	The amounts shown represent supplemental medical benefits provided to executives, including regular medical examinations and reimbursement for “out-of-pocket” medical expenses.

(7)	In 2007, $59,077 of the club dues shown for B.K. Chin represents a payment for an initiation fee at a country club, used in conjunction with client meetings.
SALARY AND CASH BONUS IN PROPORTION TO TOTAL COMPENSATION
     The following table sets forth the percentage of each named executive officer’s total compensation that we paid in the form of base salary and annual cash bonus.

Percentage of
Total
Name	Compensation
B.K. Chin	36%
Peter S. Atkinson	41%
James J. Doré	52%
Russell J. Robicheaux	41%
Byron W. Baker	41%

GRANTS OF PLAN-BASED AWARDS TABLE
for the year ended December 31, 2007

										All Other	All Other
										Stock	Option		Grant
				Estimated Future Payouts Under						Awards:	Awards	Exercise or	Date Fair
				Non-Equity Incentive Plan			Estimated Future Payouts Under			Number of	Number of	Base Price	Value of
		Date of		Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	of Option	Stock &
	Grant	Board		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	Action		($)	($)	($)	(#)	(#)	(#)	Units(3) (#)	Options(4) (#)	($/share)	Awards
B.K. Chin				243,900	487,800	975,600
	01/02/07	10/31/06	(5)							100,000			1,304,000
	01/02/07	10/31/06	(5)								100,000	13.04	736,160
	03/08/07	03/08/07					8,000	40,000	80,000				1,142,400
Peter S. Atkinson				97,600	195,200	390,400
	01/02/07	10/31/06	(5)							15,000			195,600
	01/02/07	10/31/06	(5)								40,000	13.04	294,464
	03/08/07	03/08/07					3,000	15,000	30,000				428,400
James J. Doré				78,850	157,700	315,400
	01/02/07	10/31/06	(5)							7,000			91,280
	01/02/07	10/31/06	(5)								18,000	13.04	132,509
	03/08/07	03/08/07					1,400	7,000	14,000				199,920
Russell J. Robicheaux				57,600	115,200	230,400
	01/02/07	10/31/06	(5)							7,000			91,280
	01/02/07	10/31/06	(5)								18,000	13.04	132,509
	03/08/07	03/08/07					1,400	7,000	14,000				199,920
Byron W. Baker				50,080	100,160	200,320
	01/02/07	10/31/06	(5)							8,000			104,320
	01/02/07	10/31/06	(5)								20,000	13.04	147,232
	03/08/07	03/08/07					1,600	8,000	16,000				228,480

(1)	All granted under the Company’s Management Incentive Plan.

(2)	Amounts shown represent grants of performance units that were all granted under the Company’s 2005 Stock Incentive Plan.

(3)	Amounts shown represent grants of restricted stock awards that were all granted under the Company’s 2005 Stock Incentive Plan.

(4)	Amounts shown represent grants of option awards that were all granted under the Company’s 2005 Stock Incentive Plan.

(5)	The Compensation Committee typically takes action on annual equity awards for Named Executive Officers at its October meeting with such grants to be effective on the first business day of the year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The table below sets forth the unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer that were outstanding as of December 31, 2007.

						Stock Awards
									Equity Incentive Plan Awards:
									Unearned Shares, Units or
	Option Awards					Shares or Units of Stock			Other Rights That Have
	Number of Securities			Option		That Have Not Vested			Not Vested
	Underlying Options			Exercise	Expiration			Market			Market or
Name	Exercisable(1)	Unexercisable		Price	Date	Number		Value	Number		Payout Value

	(#)	(#)		($)				(#)	($)		(#) ($)

B.K. Chin	6,587	13,174	(8)	15.18	10/01/16	66,667	(8)	1,428,007	20,000	(9)	428,400
	26,746	53,493	(8)	15.18	10/01/16	100,000	(13)	2,142,000	80,000	(14)	1,713,600
		100,000	(12)	13.04	01/02/17
Peter S. Atkinson	9,356			10.69	02/17/10	29,400	(5)	629,748	100,000	(2)	2,142,000
	10,527			9.50	08/07/11	15,000	(13)	321,300	32,000	(3)	685,440
	12,048			8.30	02/20/12				30,000	(14)	642,600
	50,644			10.69	02/17/10
	51,473			9.50	08/07/11
	85,952			8.30	02/20/12
	15,866	31,734	(4)	12.38	01/03/16
		40,000	(12)	13.04	01/02/17
James J. Doré	18,429			7.69	10/12/08	15,000	(5)	321,300	46,000	(2)	985,320
	4,000			8.50	03/18/09	7,000	(13)	149,940	12,000	(3)	257,040
	36,325			10.69	02/17/10				14,000	(14)	299,880
	7,526			9.50	08/07/11
	12,181			8.30	02/20/12
	1,571			7.69	10/12/08
	6,000			8.50	03/18/09
	3,675			10.69	02/17/10
	22,474			9.50	08/07/11
	22,819			8.30	02/20/12
	13,333	26,667	(4)	12.38	01/03/16
		18,000	(12)	13.04	01/02/17
Russell J. Robicheaux	31,320			10.69	02/17/10	9,300	(5)	199,206	42,000	(2)	899,640
	9,079			9.50	08/07/11	10,000	(11)	214,200	10,200	(3)	218,484
	11,638			8.30	02/20/12	7,000	(13)	149,940	14,000	(14)	299,880
	8,680			10.69	02/17/10
	18,921			9.50	08/07/11
	8,362			8.30	02/20/12
	5,033	10,067	(4)	12.38	01/03/16
	6,666	13,334	(10)	14.24	12/12/16
		18,000	(12)	13.04	01/02/17
Byron W. Baker	7,051			9.50	08/07/11	11,000	(5)	235,620	46,000	(2)	985,320
	12,030			10.69	02/17/10	5,000	(7)	107,100	12,000	(3)	257,040
	14,949			9.50	08/07/11	8,000	(13)	171,360	16,000	(14)	342,720
	5,966	11,934	(4)	12.38	01/03/16
	5,000	10,000	(6)	17.71	05/04/16
		20,000	(12)	13.04	01/02/17

	Grant Date	Vesting Term

(1)	—	Options were 100% vested as of 12/31/07

(2)	09-28-04	Performance shares vest up to 100% if maximum performance criteria for 2005 through 2007 was met. In February 2008, these shares vested at 89% of stated amounts.

(3)	02-15-06	Performance units vest up to 2 shares of common stock per unit if maximum performance criteria for 2006 through 2008 is met.

(4)	01-03-06	Options vest 33.3% on the first, second, and third anniversaries of the grant date

(5)	01-03-06	Restricted stock cliff vests on the third anniversary of the grant date

(6)	05-04-06	Options vest 33.3% on the first, second, and third anniversaries of the grant date

(7)	05-04-06	Restricted stock cliff vests on the third anniversary of the grant date

(8)	10-01-06	Awards vest 33.3% on the first, second, and third anniversaries of the grant date

(9)	10-01-06	Performance shares vest up to 100% if maximum performance criteria, evaluated after the second anniversary of the grant date, is met.

(10)	12-12-06	Options vest 33.3% on the first, second, and third anniversaries of the grant date

(11)	12-12-06	Restricted stock cliff vests on the third anniversary of the grant date

(12)	01-02-07	Options vest 33.3% on the first, second, and third anniversaries of the grant date

(13)	01-02-07	Restricted stock cliff vests on the third anniversary of the grant date

(14)	03-08-07	Performance units vest up to 2 shares of common stock per unit if maximum performance criteria for 2007 through 2009 is met.

OPTIONS EXERCISED AND STOCK VESTED
     The table below sets forth the amount of options exercised and stock vested by each of the Named Executive Officers for the years ended December 31, 2007.

	Option Awards
		Value	Stock Awards
	Number of Shares	Realized	Number of	Value
	Acquired on	on	Shares Acquired	Realized on
	Exercise	Exercise(1)	on Vesting	Vesting
	(#)	($)	(#)	($)
B.K. Chin	—	$—	33,333	$850,658
Peter S. Atkinson	85,000	1,370,310	50,000	1,341,000
James J. Doré	—	—	23,000	616,860
Russell J. Robicheaux	15,000	206,371	21,000	563,220
Byron W. Baker	102,970	1,239,783	23,000	616,860

(1)	Represents the amounts realized on the difference between the market price of Global stock on the date of exercise and the exercise price.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Employment Agreements
     We do not ordinarily enter into employment agreements with employees or officers, including our Named Executive Officers. However, we will do so if prudent to attract and retain critical personnel. Most recently, this occurred in October 2006 as part of the recruitment of Mr. Chin as our CEO when we entered into a three year employment agreement with him. We are also party to an employment agreement with Mr. Atkinson, dated November 16, 2005, when he assumed additional duties as our CFO. The material terms of both of these agreements are summarized below. We do not have employment agreements with the other Named Executive Officers, but have entered into change-in-control severance agreements with each of our Named Executive Officers that is discussed in more detail in the Separation and Change-in-Control table presented in this proxy statement and the accompanying narrative disclosures.
     Mr. Chin. Effective September 18, 2006, the Company entered into an employment agreement with Mr. Chin (the “Employment Agreement”) in connection with his becoming our Chief Executive Officer, which provides that Mr. Chin would be employed as Chief Executive Officer of Global Industries commencing October 1, 2006 (the “Commencement Date”). The term of the Employment Agreement expires on September 30, 2009, subject to automatic one-year extensions. Pursuant to the terms of the Employment Agreement, provision for payments and accelerations of awards upon our termination of his employment for any reason other than death, disability or for cause, or termination of employment by Mr. Chin for certain reasons specified in the agreement, would pay Mr. Chin two years of base salary plus the then current year’s short-term incentive at the target level and reimburse him for up to two years for the portion of the COBRA medical premium in excess of the premium he paid immediately prior to the termination. In addition, we would vest any stock options and restricted shares which would otherwise have vested by the passage of time within 365 days of the termination and the options would remain exercisable for the greater of (a) 1 year from the date of termination, or (b) the full remaining term on the options.
     If Mr. Chin is terminated by the Company or terminates his employment for good reason, within two years following a change in control, he would receive his pro-rata annual incentive bonus for the year of termination and a payment equal to 2.99 times the greater of the highest combined base salary and annual bonus received by Mr. Chin during one of the five preceding fiscal years or his annualized includable compensation for the base period as defined by Section 280G of the Internal Revenue Code.

Additionally, we would reimburse him for up to two years for the portion of the COBRA medical premium in excess of the premium he paid immediately prior to the termination, we would vest any stock options and restricted shares which would otherwise have vested by the passage of time within 365 days of the termination and the options would remain exercisable for the greater of (a) 1 year from the date of termination, or (b) the full remaining term on the options, and we would provide the gross-up payment described below for excise taxes incurred pursuant to Section 4999 of the Internal Revenue Code.
     Mr. Atkinson. In connection with having Mr. Atkinson take on the additional role of Chief Financial Officer in 2005, the Company entered into a letter agreement dated November 16, 2005 with Mr. Atkinson, pursuant to which we agreed to provide Mr. Atkinson with certain benefits, including payment of severance equal to one year’s base salary, automobile allowance and incentive compensation as well as payment of 50% of COBRA health insurance premiums for up to 18 months, in the event his employment with the Company is terminated by us without “cause” or by Mr. Atkinson for “good reason” (as each is defined in the agreement). Additionally, the Board of Directors has the discretion to accelerate the vesting of any outstanding stock options and restricted shares at the time of Mr. Atkinson’s termination of employment. The Estimated Separation and Change-in-Control Benefits table presented in this proxy assumes that the Board of Directors did accelerate the vesting of Mr. Atkinson’s awards upon his termination of employment. Any payments upon termination of employment after a change in control are provided by Mr. Atkinson’s change in control severance agreement as discussed below.
     The employment agreements of Mr. Chin and Mr. Atkinson generally use the following terms:
     “Cause” means the executive has (A) engaged in gross negligence or willful misconduct that is reasonably expected to be cause injury to the Company, (B) willfully refused to performed his duties and responsibilities, (C) materially breached any provision of the employment agreement or corporate policy, (D) willfully engaged in conduct that is materially injurious to the Company, or (E) has been convicted of a misdemeanor involving moral turpitude or a felony.
     “Change in Control” means the occurrence of any of the following: (A) any individual, entity or group becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of outstanding securities, (B) our incumbent directors cease to constitute a majority of the board of directors, (C) the consummation of a merger, consolidation, reorganization or other transaction including a sale or other disposition of all or substantially all of our assets whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, or (D) approval by the shareholders of our complete liquidation or dissolution.
     “Good Reason” means (A) a substantial reduction in the executive’s position or responsibilities, (B) reduction of the executive’s base salary, (C) materially reducing the executive’s benefits, (D) relocating the executive’s place of employment by more than 50 miles from the Company’s current location in Houston, Texas, or from the city in which the executive’s previous place of employment was located, or (E) the failure of a successor entity to assume the employment agreement.
Change-in-Control Severance
     We have change-in-control severance agreements in place with each of our Named Executive Officers other than Mr. Chin whose change-in-control severance payments are controlled by his employment agreement described above. These agreements provide for the provision of severance benefits in the case of a qualifying termination within two years following a change-in-control. A qualifying termination would include:
•	termination by Global for any reason other than death or for cause; and

•	voluntary termination by the executive for “good reason” as defined in the agreements.

     In the case of a qualifying termination, each affected executive would be due a lump sum cash payment equal to 2.99 times the higher of (a) the sum of the highest annual salary paid over the previous three years plus the highest annual incentive bonus paid over that same period, or (b) the annualized includable compensation for the base period, as defined in IRC Section 280G(d)(1) (i.e., the annualized average W-2 earnings for the five calendar years preceding termination).
     Each of our Named Executive Officers would also be eligible for the following benefits:
•	a cash payment equal to the highest bonus payout received over the previous three years, pro-rated for the portion of the current year completed through the date of termination;

•	immediate vesting of all outstanding restricted stock awards;

•	target level payout of all outstanding performance share/unit awards in the form of Company shares, regardless of actual performance, as though the entire performance period had been completed;

•	a cash payment equal to the number of unvested option awards outstanding times the excess of the closing price of the Company’s stock on the date of termination over the exercise price of the stock options (in return for which, all such options would be surrendered to the Company and cancelled);

•	continuation of coverage under our health and welfare benefit plans for up to two years at no additional cost to that in effect prior to the change-in-control or reimbursement of COBRA coverage for two years;

•	transfer of any club membership provided by the Company prior to termination to the executive’s name;

•	the right to purchase the automobile provided by the Company (if any) at dealer’s wholesale cost; and

•	a “gross-up” payment, in the event that any payments made in connection with a change-in-control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, equal to the excise tax imposed plus any additional taxes imposed on the gross-up payment itself (except for Mr. Byron Baker, whose agreement calls for severance payments to be “cut back” in order to avoid triggering any excise tax implications).
     The change in control severance agreements generally use the following terms:
     “Cause” means the executive committed an act or acts of dishonesty or from which he or she benefited at the expense of the Company or willfully and repeatedly failed to perform his or her job despite repeated requests to do so.
     “Change in Control” means the occurrence of any of the following: (A) any individual, entity or group becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of outstanding securities, (B) our incumbent directors cease to constitute a majority of the board of directors, (C) the consummation of a merger, consolidation, reorganization or other transaction including a sale or other disposition of all or substantially all of our assets whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, or (D) approval by the shareholders of our complete liquidation or dissolution.

     “Good Reason” means (A) a substantial reduction in the executive’s position or responsibilities, (B) reduction of the executive’s base salary, (C) materially reducing the executive’s benefits, (D) relocating the executive’s place of employment by more than 50 miles from the Company’s current location in Houston, Texas, or from the city in which the executive’s previous place of employment was located, or (E) the failure of a successor entity to assume the employment agreement.
ESTIMATED SEPARATION AND CHANGE-IN-CONTROL BENEFITS(1)
     The following table shows potential payments to our Named Executive Officers under existing contracts, plans or arrangements, whether written or unwritten, in the event of their termination of employment. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such date and are estimates of the amounts which would be paid to the Named Executive Officers upon their respective termination. The actual amounts to be paid out can only be determined at the time the executive is terminated. The amounts shown as after a change—in-control are shown as though a change-in-control and termination of employment occurred on December 31, 2007, and where applicable, using the closing price of our common stock of $21.42 on December 31, 2007 (the last business day of the year) as reported on the NASDAQ.

		Acceleration and Continuation
		of Awards(2)
	Cash	Performance			Continuation
	Severance	Based	Restricted	Stock	of Medical &	Excise Tax
	Payout	Awards	Stock	Options	Welfare	Gross Up(3)	Total
	($)	($)	($)	($)	($)	($)	($)

B.K. Chin(4)	5,743,922	1,285,200	3,570,000	1,254,000	16,757	2,734,422	14,604,301
Peter S. Atkinson	2,945,609	1,006,740	951,048	622,069	33,714	1,481,429	7,040,609
James J. Doré	1,568,573	406,980	471,240	391,907	33,714	892,706	3,765,120
Russell J. Robicheaux	1,084,300	368,424	563,346	337,576	32,686	619,377	3,005,709
Byron W. Baker(5)	1,386,386	428,400	514,080	312,577	32,409	—	2,673,852

(1)	We have included only those estimated payments which would be above and beyond what would normally be provided (e.g., earned but unpaid compensation such as salary through the termination date and vested long-term incentives are not included). Only Mr. Chin and Mr. Atkinson are entitled to payments upon a termination of employment absent a change-in-control, as discussed above, pursuant to the terms of their respective employment agreements.

(2)	Reflects the full intrinsic value of equity incentive awards accelerated or cashed out upon termination. Values shown for performance units/shares and restricted shares reflect the number of shares paid out or vested times the year end stock price. The option values shown reflect the number of unvested options at termination times the excess of the year end stock price over the exercise price of the option. Option awards with an exercise price higher than the year end stock price have a $0 value.

(3)	Gross up covers excise tax imposed on the parachute payment as well as any excise tax or income tax incurred by the gross up payment itself. Gross up covers excise tax imposed on the parachute payment as well as any excise tax or income tax incurred by the gross up payment itself. To determine the amount of the gross-up payment, each Named Executive Officer’s “base amount” was calculated using the five-year average of his compensation for the years 2002-2006. The payments received in connection with the change of control in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” as provided by Section 280G of the Code. If the total of all “parachute payments” is equal to or greater than three times the base amount, the amount of the excess parachute payment will be subject to the excise tax. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2007, (b) the closing price of our stock was $21.42 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and the state or local income tax rate is not applicable, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted.

(4)	Cash severance for the Named Executive Officers in the case of a qualifying termination following change-in-control is equal to 2.99 times the greater of (a) the sum of the highest salary and the highest actual bonus paid over the past five years, or (b) the annual includable compensation (“base amount”) as defined in IRC § 280G. Had Mr. Chin been terminated following a change-in-control at the end of 2007 we estimate that his cash compensation would have been calculated as a multiple of his “annualized includable compensation” or “base amount”, as opposed to a multiple of base salary plus bonus.

(5)	The terms of Mr. Baker’s change-in-control agreement provide for a cut-back of benefits if the payment of such benefits would result in the imposition of excise taxes. Had Mr. Baker been terminated following a change-in-control at the end of 2007, we estimate that his cash severance would have been cut back under this provision. As a result, he would not have received the full multiple of base and bonus that is shown for our other Named Executive Officers.

SECURITY OWNERSHIP
Stock Ownership of Directors and Executive Officers
The table below sets forth the ownership of the Company’s common stock, as of March 31, 2008, by (i) each executive officer of the Company named in the Summary Compensation Table, (ii) each of the Company’s directors, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.

	Shares	401(k)	Restricted	Exercisable	Beneficial Ownership
Name	Owned	Plan(1)	Shares(2)	Options(3)	Total	Percent
B.K. Chin	23,222	—	221,667	66,666	311,555	*
Peter S. Atkinson	59,334	362	59,400	265,066	384,162	*
James J. Doré	152,932	11,533	26,500	167,666	358,631	*
Russell J. Robicheaux	51,979	142	31,300	110,732	194,153	*
Byron W. Baker	66,628	344	28,500	62,629	158,101	*
John A. Clerico	10,000	—	10,000	—	20,000	*
Lawrence R. Dickerson	1,535	—	10,000	—	11,535	*
Edward P. Djerejian	47,866	—	10,000	—	57,866	*
Larry E. Farmer	10,000	—	10,000	—	20,000	*
Edgar G. Hotard	32,852	—	10,000	—	42,852	*
Richard A. Pattarozzi	36,809	—	10,000	—	46,809	*
James L. Payne	59,625	—	10,000	—	69,625	*
Michael J. Pollock	—	—	10,000	—	10,000	*
Cindy B. Taylor	10,000	—	10,000	—	20,000	*

All directors and executive officers as a group (14 persons)					1,705,289	1.5%

*	Less than 1%

(1)	Shares held by the trustee of the Company’s Retirement Plan. Each participant in such plan instructs the trustee as to how the participant’s shares should be voted.

(2)	Shares issued pursuant to the Company’s 2005 Stock Incentive Plan with remaining restrictions. Restricted stock can be voted, but is subject to forfeiture risks

(3)	Shares that the Named Executive Officers have the right to acquire through stock option exercises within sixty days after March 31, 2008.

Security Ownership of Certain Beneficial Owners
     The following, to the Company’s knowledge, as of March 31, 2008, are the only beneficial owners of 5% or more of the outstanding common stock.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class
Barclays Global Investors, NA	12,804,508	(1)	11.1%
45 Fremont Street
San Francisco, CA 94105

Goldman Sachs Asset Management, L.P.	11,768,327	(2)	10.2%
32 Old Slip
New York, NY 10005

Wells Fargo & Company	10,849,346	(3)	9.4%
420 Montgomery Street
San Francisco, CA 94104

William J. Doré	10,683,230	(4)	9.3%
4823 Ihles Road
Lake Charles, LA 70605

Putnam Investment management, LLC	7,688,895	(5)	6.7%
One Post Office Square
Boston, MA 02109

State Street Corporation	6,977,638	(6)	6.1%
One Lincoln Street
Boston, MA 02111

Renaissance Technologies Corp.	6,062,212	(7)	5.3%
800 Third Avenue
New York, NY 10022

(1)	This number, which includes 10,963,039 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G filed with the SEC by Barclays Global Investors, NA on February 5, 2008.

(2)	This number, which includes 7,682,387 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G filed with the SEC by Goldman Sachs Asset Management, L.P. on January 10, 2008.

(3)	This number, which includes 8,650,755 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G/A filed with the SEC by Wells Fargo & Company on January 23, 2008.

(4)	All of these shares of common stock have sole voting power. This number is based on information furnished in a Form 4 filed with the SEC by Mr. William J. Doré on March 17, 2008.

(5)	This number, which includes no shares of common stock with sole voting power, is based on information furnished in a Schedule 13G filed with the SEC by Putnam Investment Management on February 1, 2008.

(6)	All of these shares of common stock have sole voting power. This number is based on information furnished in a Schedule 13G filed with the SEC by State Street Corporation on February 12, 2008.

(7)	This number, which includes 5,537,207 shares of common stock with sole voting power, is based on information furnished in a Schedule 13G filed with the SEC by Renaissance Technologies on February 13, 2008.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
     The following table sets forth certain information as of December 31, 2007 regarding our equity compensation plans.

Number of securities
	Number of		remaining available
	securities to be	Weighted-	for
	issued upon	average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans
	options,	options,	(excluding securities
	warrants and	warrants and	reflected in the first
Plan Category	rights	rights	column)
Equity compensation plans approved by Shareholders:
1992 Equity Incentive Plan	352,130	$10.48	—
1998 Equity Incentive Plan	1,379,285	9.31	1,245,735
2005 Stock Incentive Plan	1,183,640	13.50	2,528,541
Equity compensation plans not approved by Shareholders:
None	—		—

Total	2,915,055	$11.16	3,774,276

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     James L. Payne, Richard A. Pattarozzi, Lawrence R. Dickerson and John A. Clerico served on the Compensation Committee in 2007. None of the directors who served on the Compensation Committee in 2007 has ever served as one of the Company’s officers or employees. During 2007, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee has reviewed and discussed with the Company’s management and representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2007, the audited financial statements of the Company contained in the Company’s Annual Report for the year ended December 31, 2007. The Audit Committee has also discussed with representatives of the Company’s independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance).
     At quarterly meetings of the Audit Committee held prior to the filing of the Company’s financial statements with the SEC, the Audit Committee reviewed and discussed the Company’s financial statements with the Company’s management and representatives of Deloitte & Touche LLP. At each of such meetings, the Audit Committee held private sessions with representatives of Deloitte & Touche LLP to discuss any and all matters relevant to such financial statements without any restrictions.
     The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with management and representatives of Deloitte & Touche LLP such auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP in 2007 was compatible with maintaining their independence and determined that rendering such services had not impaired the auditors’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC.
     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.

Audit Committee
Cindy B. Taylor, Chairman
John A. Clerico
Lawrence R. Dickerson
Larry E. Farmer
Michael J. Pollock

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 2)
     The Audit Committee and the Board of Directors has appointed Deloitte & Touche LLP to serve as independent auditors for the year ending December 31, 2008, subject to ratification of the appointment by the shareholders. Deloitte & Touche LLP has served as the Company’s independent auditors since October 1991 and is considered by management to be well qualified. The Company has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
     One or more representatives of Deloitte & Touche LLP will be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly under Louisiana law, the Company’s Amended and Restated Articles of Incorporation, and its bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.
     In the event of a negative vote on such ratification, the Audit Committee and Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our Company and our stockholders.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.
Audit Fees and All Other Fees
     For 2007 and 2006, professional services were performed for the Company by Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

	2007	2006
	(in thousands)
Audit Fees(1)	$2,289	$1,342
Audit-Related Fees(2)	113	19
Tax Fees(3)	195	224

Total	$2,597	$1,585

(1)	Aggregate fees billed for the annual audit, the audit of internal control over financial reporting, the reviews of quarterly reports on Form 10-Q, and the audits of statutory financial statements required internationally.

(2)	Aggregate fees billed for the audit of certain wholly owned subsidiaries, the audit of the 2006 employee benefit plan, and audit-related services for a private placement offering and the registration of equity securities.

(3)	Aggregate fees billed for the preparation of foreign tax returns and assistance with foreign tax audits.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate authority to the Chairperson of the Audit Committee or subcommittees when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of the chairperson or such subcommittee to grant pre-approvals shall thereafter be presented to the full Audit Committee. The Audit Committee has currently delegated authority for pre-approval of fees up to $20,000 to the Chairman of the Audit Committee.
     The Audit Committee considers whether the provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence, and has determined such services for fiscal 2007 and 2006 were compatible. All of the fees described above were pre-approved by the Audit Committee or its Chairman pursuant to delegated authority and none were approved under the de minimis exception to the pre-approved requirement.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
     Shareholders may propose matters to be presented at shareholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established.
Proposals for 2009 Annual Meeting
     Pursuant to rules promulgated by the SEC, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2009 and included in the Company’s proxy statement and form of proxy relating to that meeting, must be received at the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, no later than December 11, 2008. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.
     In addition to the SEC rules described in the preceding paragraph, the Company’s bylaws provide that for business to be properly brought before any annual meeting of shareholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following notice procedures. For business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before such annual meeting to the Secretary of the Company. To be timely for the 2009 Annual Meeting, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, on or before February 16, 2009. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of voting stock of the Company which are owned beneficially by the shareholder, (d) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting, and (e) a description of any material interest of the shareholder in such business. A shareholder must also comply with all applicable requirements of the

Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.
Nominations for 2009 Annual Meeting and for Any Special Meetings
     Pursuant to the Company’s bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Company’s Board of Directors may be made at a meeting of shareholders only (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, (i) with respect to an election to be held at the 2009 Annual Meeting, on or before February 16, 2009, and (ii) with respect to any election to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. A shareholder’s notice to the Secretary of the Company must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder. If a person who is validly designated as a nominee for election as a director shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.
Recommendation of Director Candidates to the Nominating and Governance Committee
     A shareholder or a group of shareholders may recommend potential candidates for consideration by the Nominating and Governance Committee by sending a written request to the Company’s Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the anniversary of the date the Company’s proxy statement was released to security holders in connection with the preceding year’s annual meeting. Such written request must be sent to the Company’s principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The shareholder or group of shareholders making the recommendation must also disclose, with the written request described above, the number of securities that the shareholder or group beneficially owns and the period of time the shareholder or group has beneficially owned the securities. Additional information may be requested from time to time by the committee from the nominee or the shareholder.

RELATED PERSON TRANSACTIONS
     The Audit Committee reviews and approves certain transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). The Audit Committee Charter provides for the review of any related person transaction to the extent required by the rules of NASDAQ, which provide for such review of transactions that meet the minimum threshold for disclosure under SEC rules for a transaction in which a related person has a direct or indirect material interest.
     Mr. William J. Dore’, founder of the Company and beneficial owner of more than 5% of common stock of the Company, retired from the position he held as Executive Chairman of the Board of the Company on May 16, 2007. Subsequent to his departure, and pursuant to a retirement agreement between Mr. Dore’ and the Company, he provided consulting services to the Company during 2007 and was paid $250,000 for consulting fees, $175,000 for an office allowance and $2,788 for miscellaneous expenses. In 2007, we also purchased $26,556 of equipment from Mr. Dore’ and sold him equipment valued at the same price.
     For additional information on compensation earned by Mr. William J. Dore’ during 2007 for the position held as Executive Chairman of the Board of the Company and acceleration of stock awards held by Mr. Dore’, see the Director Compensation Table on page 8.
     One of the Company’s directors, Ms. Taylor, is the President and Chief Executive Officer of Oil States International. The Company, from time to time, in the ordinary course of its business, purchases project materials from Oil States International. The material purchased by us from Oil States International totaled $0.2 million in 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Company believes, based upon a review of the forms and amendments furnished to it, that during the year ended December 31, 2007, the Company’s directors and officers complied with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that each of the following persons was late in filing one statement of change in beneficial ownership on a Form 4 disclosing two transactions: Mr. B.K. Chin, Mr. Peter S. Atkinson, Mr. Byron W. Baker, Mr. James J. Doré, and Mr. Russell J. Robicheaux. In addition, one other Form 4 filing was late disclosing five transactions for Mr. William J. Doré.
GENERAL
     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.
     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, special letter, telephone, facsimile, or otherwise. Brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record will be requested to forward solicitation materials to the beneficial owners thereof and will be reimbursed by the Company for their “out of pocket” expenses. The Company has retained the services of American Stock Transfer & Trust Company and Broadridge Proxy Services to assist in the distribution of proxy material at an estimated cost of $30,000, plus expenses.

ANNUAL REPORT AND FORM 10-K
     The Company’s Annual Report to Shareholders containing audited financial statements for the year ended December 31, 2007 is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The Annual Report to Shareholders does not constitute a part of this Proxy Statement.
     A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, without charge, by writing the Company, Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Shareholders who share a single address will receive only one annual report and proxy statement to that address unless we have received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may contact the Company’s Investor Relations Department at (281) 529-7979 or write to Investor Relations, 8000 Global Drive, Carlyss, Louisiana 70665. If you are a shareholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

(Front of Card)
GLOBAL INDUSTRIES, LTD.
Proxy for 2008 Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints B.K. Chin and Peter S. Atkinson, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders of Global Industries, Ltd. (the “Company”), to be held at the Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas 77024 on May 14, 2008, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows:
(continued and to be signed on the reverse side)

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting of Shareholders to Be Held on May 14, 2008:
     The 2007 Annual Report to Security Holders, Proxy Statement for 2008 Annual Meeting of Shareholders, and Notice of 2008 Annual Meeting of Shareholders are available at www.globalind.com/investors/annualf.html.

(Back of Card)
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE ☑.

(1)	Election of Directors.

	☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instructions below.)

NOMINEES
¡	B.K. Chin	¡	John A. Clerico	¡	Lawrence R. Dickerson
¡	Edward P. Djerejian	¡	Larry E. Farmer	¡	Edgar G. Hotard
¡	Richard A. Pattarozzi	¡	James L. Payne	¡	Michael J. Pollock
¡	Cindy B. Taylor

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●.
(2)	Ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for the 2008 fiscal year.
☐ FOR ☐ AGAINST ☐ ABSTAIN
(3)	In their discretion, upon any other business that may properly come before said meeting.

          This Proxy will be voted as you specify herein. If no specification is made, this Proxy will be voted with respect to proposal (1) FOR the nominees listed, (2) FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for the 2008 fiscal year and (3) in accordance with the judgment of the persons voting the Proxy with respect to any other matter that may properly be presented at the meeting. Receipt of the Notice of the 2008 Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:		2008

Signature

Signature, if jointly held

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If held by a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.